DISTRIBUTION AGREEMENT

This Distribution Agreement (the "Agreement”) is effective 6th FEBRUARY 2014.

BETWEEN: EMERALD MEDICAL APPLICATIONS LTD. (the “Company”), a corporation organized and existing under the laws of the State of Israel with its head office located at:
7, Yoshfe Street, Modiin 7174636, ISRAEL

AND: Medical Edge Pty Ltd (the "Distributor"), a corporation organized and existing under the laws of the Victoria, Australia with its head office located at: P.O Box 2331 Caulfield Junction VICTORIA AUSTRALIA 3162

RECITALS

WHEREAS, Company has developed DermaCompare, Software as a Service (SaaS) platform described in Schedule A attached here (the "Products") and desires to grant Distributor the right to market and distribute the Products; and

WHEREAS, Distributor is in the business of marketing and distributing medical products and desires to have Developer grant to it the right to market and distribute the Products.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. DEFINITIONS

When used in this Agreement, the following terms shall have the respective meanings indicated, such meanings to be applicable to both the singular and plural forms of the terms defined:

“Agreement” means this agreement, the Schedules attached hereto and any documents included by reference, as each may be amended from time to time in accordance with the terms of this Agreement.

“Customer” or “End-User” means any person or company who purchases products from Distributor.

“Delivery Point” means locally hosted software server at Distributor's facilities at territory Australia wide (Australia, New Zealand and Oceania)

“Territory” means the geographic area or areas identified in paragraphs 2 & 3.

“Trademark” means any trademark, logo, service mark or other commercial designation, whether or not registered, used to represent or describe the Products of the Company and the Company itself.

2. APPOINTMENT OF DISTRIBUTOR

The Company hereby appoints the Distributor as a Company's nonexclusive distributor of her Products in the Territory - Australia, New Zeeland and Oceania, and Distributor accepts that position. Company will do all within that its technical and legal capabilities to protect the designated Territory of the Distributor.

3. DILIGENCE

3.1. The Distributor agrees to act diligently, conscientiously and faithfully to distribute the DermaCompare platform under this Agreement, and will provide the best promotional marketing services.
3.2. The distributor will work in the target geographies - Australia, New Zealand and Oceania, in accordance with its laws. The Company will not have any legal liability for any activity or violation of criminal laws. It is further emphasized that if the Company will be sued by any person or an organization - private or government, the distributor shall bear all legal and financial responsibility for any act against the company.
3.3. At all times the Company will have a current, world-wide coverage of Product Liability Insurance and Indemnity Insurance, ensuring protection for users of its product range. Company shall provide a copy of a Certificate of Currency of above insurance policies.

4. NON-COMPETE

Distributor agrees that it will not distribute or represent any Products in the Territory which compete with the Products during the term of this Agreement.

5. SUPPORTING DOCUMENTATION & TRAINING MATERIALS

Company will provide, at its own expense, distributor catalogs, educational materials, technical support documentation and training of DermaCompare, as required and as it sees fit. Marketing materials will be distributed at Distributor’s expense to the target territory.

6. PRICING AND SALES COMMISSION

6.1. End-user (physician/clinic/ hospital/ photographer) will be charged $951 (Ninety Five AUSTRALIAN dollars), to be paid directly to the Company, as an annual subscription fee - providing access to DermaCompare – an image-processing platform for comparison of photographic data, recorded over a period of one year (unlimited number of photos can be uploaded for each patient, annually).
6.2. During the first year, Distributor will receive the right to introduce up to 500 potential customers to use of DermaCompare at no cost (for the annual subscription fees) – for the purpose of promotion and marketing of the system.
6.3. The Company shall pay the Distributor as follows:
6.3.1. For the first 1000 paying patient image records, during the first year 20% for the annual subscription, enabling full access to DermaCompare patient data.
6.3.2. For the following 1001-5000 patient image records – 25% for the annual subscription, enabling full access to DermaCompare patient data.
6.3.3. For 5001 patient image records and above (during that year) -35% for the annual subscription, enabling full access to DermaCompare patient data.

1 This pricing is based on no research in the Australian market. Based on limited informal discussions to date, pricing around $45 per patient would be recommended. However, as part of a full feasibility study we will be better informed about fee structure

6.4. Special success fees for 10,000 or more patients’ image records per year – Success fee will be based on an additional 10% of the annual turnover.
6.5. Section 6 price quotes are "gross" and include tax. - Note – GST in Australia needs to be charged.
6.6. Set up costs include out of pocket expenses, time & travel are to be invoiced to the end-user. We estimate a daily rate of installation would be $850 (plus GST) per day, plus expenses.

7. PAYMENT

The Company shall provide the Distributor a full & comprehensive list of patients that used the product on a monthly basis, no later than 5 working days post end of the previous month.
Distributor has the right to ask for up-to-date user’s list at any given time from the Company and will be granted access to these listings without delay.

Using these verified listings, the Distributor will raise an invoice to the Company as per Section 6 above

The company shall pay the Distributor the payments due after receiving invoice and detailed proof of payment by end users. Payment shall be completed in 30 days following receipt of invoice.

8. DELIVERY

8.1. The Company will provide analysis (comparison between the images in each set) within 24 hours (1 working day) after receipt of the images in the DermaCompare database. Otherwise Distributor has the right to cancel the subscription – either for the specific patient or specific set of images, and without receiving payment for this subscription. Distributor will not be entitled to receive additional free subscriptions in lieu of cancellation of a free subscription
8.2. Company shall not be responsible for a delay in any order in the following cases:
8.2.1. Force Majeure and without prejudice to the generality of the above - war, hostilities, emergency situations and natural disasters. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service resulting directly or indirectly from acts of God, or any causes beyond the reasonable control of such party.
8.2.2. Damage to materials used within the system.
8.3. If a situation described in Section 8.2 applies, section 7 above will be affected.

9. ASSIGNMENT

For all terms and purposes, this is an exclusive agreement, so the Distributor has the exclusive rights to market, promote and sell any product/s from Emerald Medical Applications in the designated territory as described in Section 2 above. .

This Agreement is not assignable by either party hereto, without a written consent from the other party; This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors.

Distributor shall give all information required for the assignment of rights with full disclosure to the Company at least 60 days prior to assignment of rights coming into effect.

10. AGREEMENT TERM

10.1. This Agreement shall have an initial term of THREE years from the Effective Date (the "Initial Term"), and shall thereafter automatically renew for successive 3 additional periods of THREE years each (each a "Renewal Term"), unless earlier terminated in accordance with the terms of this Agreement. Either party may cancel this Agreement effective 60 days prior to end of Agreement and / or extension of the agreement, by serving written notice of such termination on the other party.
10.2. The Company and the Distributor are hereby given an option to extend the agreement to 3 additional periods of THREE (3) years each, and provided that mutual notification in writing to each other shall be conducted at least 60 days before the end of the agreement and / or extension of the agreement as expressed by both sides.
10.3. Distributor shall have the right to cancel the agreement at any time, provided that the Company is informed at least 60 days in advance - and in writing.
10.4. The Company shall be entitled to cancel the agreement at any of the following conditions:
10.4.1. If Distributor has not introduced more than 500 patient image records during a period of one full year at a pre-determined price.
10.4.2. If Distributor has not sold at least 2000 patient image records by the second consecutive full yearat a pre-determined price.
10.4.3. If Distributor has not sold at least 6,000 image records in the third full year at a pre-determined price.
10.4.4. Distributor violates basic clause in thisclause 10 and has failed to correct the violation within 30 days from the period required to do so in writing.
10.4.5. Distributor has been declared insolvent or bankrupt.
10.5. Distributor shall pay all local costs associated with the product’s adherence to Australian regulations regime, if applicable. If the Company decides to cancel the agreement, the Distributor entitles to invoice the Company for reimbursements of its registration costs related to the Company’s product/s.

11. TRANSFER OF OWNERSHIP

If parties sell ownership of the product / services to new owners, the rights and obligations of this Agreement shall be fully re-assigned to the new owner.

12. FUNDAMENTAL BREACH OF AGREEMENT

It is hereby agreed that the provisions of sections 2, 3, 4, 6 to this Agreement shall be deemed Sections elementary principal , and breach of all or any of them shall be deemed a fundamental breach of this Agreement within the meaning of this term - under the Contracts (Remedies for Breach of Contract) , which related to - in 1970 .
The Parties agree that any dispute between the parties will be heard in the Magistrate's Court in Tel Aviv - Jaffa.

13. NOTICES

Any notice sent by registered mail by one party to another at the address indicated in the introduction to the agreement shall be deemed reaching its destination 72 hours after being sent via registered mail or hand-delivered by hand – at the time of delivery .

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth first above, with full knowledge of its content and significance and intending to be legally bound by the terms hereof.

COMPANY                                     DISTRIBUTOR

Authorized Signature                     Authorized Signature

Lior Wayn

Co-Founder & CEO
Print Name and Title                     Print Name and Title